Exhibit 4.1

CERTIFICATE OF DESIGNATION OF THE RIGHTS,

PREFERENCES AND PRIVILEGES OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF SAFESTITCH MEDICAL, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

SafeStitch Medical, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Amended and Restated Certificate of Incorporation (hereinafter referred to, including as it may be amended from time to time, as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the DGCL, said Board of Directors, on September 3, 2013, duly approved and adopted the following resolution (the “Resolution”):

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation’s Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series B Convertible Preferred Stock, par value $0.01 per share, with an initial stated value of $4.00 per share, consisting of 8,750,000 shares, having the rights, preferences and privileges that are set forth in the Certificate of Incorporation and in this Resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series B Convertible Preferred Stock.” The number of shares constituting such series shall be 8,750,000 and such shares are referred to herein as the “Series B Preferred Stock.” The Corporation may issue fractional shares of Series B Preferred Stock provided that the Corporation shall not issue fractional shares in an amount less than one-tenth of one (1) share of Series B Preferred Stock. Each one-tenth of one share of Series B Preferred Stock shall have a stated value of $0.40.

(b) Dividends. If the Corporation shall declare and pay or make a dividend or any other distribution (including, without limitation, in cash, in Capital Stock (which shall include, without limitation, any options, warrants, convertible securities or other rights to acquire Capital Stock of the Corporation, whether or not pursuant to a shareholder rights plan, “poison pill” or similar arrangement), evidence of indebtedness issued by the Corporation or other Persons or other property or assets) on or with respect to shares of any class of Common Stock of the Corporation, then the Board of Directors shall declare, and the Holders shall be entitled to receive in respect of each one-tenth of one (1) share of Series B Preferred Stock, a dividend or distribution in an amount equal to the amount of such dividend or distribution payable in respect of the number of shares of Common Stock into which such one-tenth of one (1) share of Series B Preferred Stock is then convertible on the record date for such dividend. Any dividend or distribution payable pursuant to this paragraph (b) shall be paid to the Holders of shares of record as they appear on the stock books of the Corporation on the record date applicable to holders of Common Stock and shall be paid to the Holders at the same time such dividend or distribution is made to holders of Common Stock, provided that such payment to all holders of Common Stock is not then prohibited under the DGCL or any other applicable law. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

(c) Conversion.

(i) Automatic Conversion. Upon the filing of an amendment to the Certificate of Incorporation for the purpose of either or both: (1) increasing the authorized number of shares of Common Stock or (2) effecting a reverse split of the outstanding shares of Common Stock, each one-tenth of one share of Series B Preferred Stock shall automatically convert into one (1) share of Common Stock (for the avoidance of doubt, the number of shares of Common Stock issuable upon such automatic conversion shall be adjusted in accordance with the ratio of any such reverse split).

(ii) Method of Automatic Conversion. In the event of a conversion pursuant to subparagraph (c)(i), the outstanding shares of Series B Preferred Stock shall be immediately converted automatically without any further action by the Holders of such shares or any other Person and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, whereupon all rights of the Holders of such shares of Series B Preferred Stock as Holders of such shares shall cease, and the Person(s) in whose name(s) the certificates representing the underlying shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder(s) thereof; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent, as provided below, or the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such conversion of Series B Preferred Stock, the Holders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock or provide an indemnity agreement as described above. Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates (or as contemplated by such indemnity agreement), a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such conversion occurred.

(iii) Adjustments to Number of Shares and Conversion Price. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be adjusted from time to time as follows: if, after the Issue Date, the Corporation (1) pays a dividend or makes a distribution on its Common Stock in shares of its Capital Stock, (2) subdivides its outstanding shares of Common Stock into a greater number of shares, (3) combines its outstanding shares of Common Stock into a smaller number of shares, or (4) issues by reclassification of its shares of Common Stock any shares of Capital Stock of the Corporation (including any reclassification in connection with a merger or consolidation in which the Corporation is the surviving corporation), then the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be adjusted so that the Holder of any share of the Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock that such Holder would have owned immediately following such action had such share of Series B Preferred Stock been converted immediately prior thereto, and the Conversion Price shall be appropriately adjusted to reflect any such event. An adjustment made pursuant to this subparagraph (c)(iii) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event described above shall occur.

(iv) Mergers; Etc. If there is (i) any consolidation, merger, or conversion of form of legal entity to which the Corporation is a party, other than a consolidation or a merger that does not result in any reclassification or exchange of, or change in, outstanding shares of the Common Stock and other than a liquidation, dissolution or winding up of the affairs of the Corporation, or (ii) any other event that causes the holders of Common Stock to receive a different or additional kind or amount of shares of stock or other securities or other property (other than an event for which an adjustment in the kind and amount of shares of stock or other securities or other property for which the Series B Preferred Stock is convertible is otherwise made pursuant to this paragraph (c) and other than a liquidation, dissolution or winding up of the affairs of the Corporation), then the Holder of each share of Series B Preferred Stock then outstanding shall have the right upon conversion pursuant to the terms hereof to receive the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger or other event by a holder of the number of shares of Common Stock issuable upon conversion of such share immediately prior to such consolidation, merger or other event, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph (c). The provisions of this subparagraph (c)(iv) shall similarly apply to successive consolidations, mergers and other events. For the avoidance of doubt, this subparagraph (c)(iv) shall not apply to the Merger (as defined in the Merger Agreement).

(v) Transfer Taxes. The Corporation shall pay any and all documentary, stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder of the shares of Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(vi) No Adjustment Less than Par Value. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

(vii) Notice of Adjustment. Whenever the Conversion Price or conversion privilege is adjusted, the Corporation shall promptly mail to Holders a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

(viii) Notice of Certain Transactions. In the event that the Corporation proposes to take any action which would require an adjustment in the Conversion Price, the Corporation shall mail to the Holders a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least ten (10) days before such record or effective date, whichever is first.

(d) Voting Rights.

(i) Generally. The Holders shall have the right to receive notice of any meeting of holders of Common Stock or Series B Preferred Stock and to vote upon any matter submitted to a vote of the holders of Common Stock or Series B Preferred Stock. The Holders shall vote on each matter submitted to them with the holders of Common Stock and all other classes and series of Capital Stock entitled to vote on such matter, taken together as a single class.

(ii) Number of Votes. In any case in which the holders of the Series B Preferred Stock shall be entitled to vote pursuant to this Certificate of Designation or pursuant to the DGCL or other applicable law, each Holder entitled to vote with respect to such matter shall be entitled to vote, with respect to each tenth of one (1) share of such Series B Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such fractional share of Series B Preferred Stock is then convertible.

(e) Conversion or Exchange. The Holders shall not have any rights hereunder to convert shares of the Series B Preferred Stock into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than as provided in this Certificate of Designation.

(f) Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the DGCL or other applicable law) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

(g) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

(h) Notices. Unless otherwise provided in this Certificate of Designation or by applicable law, all notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, or emailed, to its address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware with a copy to the chief executive officer of the Corporation at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27713, Attention: Todd Pope, for all communications to the Corporation. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not)

on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone), or on the third day following the date of mailing, if mailed in accordance with this paragraph (h), or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made); provided that no email communications shall be deemed to have been received unless the intended recipient thereof shall reply confirming receipt. Any notice, request, demand, or other communication given otherwise than in accordance with this paragraph (h) shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this paragraph (h) by giving written notice of such change to the Corporation in the manner hereinabove provided. Whenever any notice is required to be given by law or by this Certificate of Designation, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

(i) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate of Designation” means this Certificate of Designation creating the Series B Preferred Stock.

“Certificate of Incorporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share.

“Conversion Price” means $4.00 and shall be subject to adjustment as provided in subparagraph (c)(iii) hereof.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Holder” means a holder of shares of Series B Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Series B Preferred Stock.

“Issue Date” means the first date on which shares of the Series B Preferred Stock are issued.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 13, 2013, by and among TransEnterix, Inc., the Corporation and Tweety Acquisition Corp.

“Person” means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Resolution” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Series B Preferred Stock” shall have the meaning provided in paragraph (a).

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Designation to be signed by James J. Martin, its Chief Financial Officer, this 3rd day of September, 2013.

SAFESTITCH MEDICAL, INC.

By:	/s/ James J. Martin
James J. Martin
Title: Chief Financial Officer